                                                                    Exhibit 10.1
July 8, 2003

Ms. Christine Cournoyer
49 Miles River Road
Hamilton, MA 01982

Re:  Separation Agreement and Release

Dear Christine:

         This Agreement will confirm our mutual understanding with respect to the arrangements we have made in connection with our agreed upon termination of your position as an officer of Lightbridge, Inc. ("Lightbridge" or the "Company") and of your employment.

         1.       Termination of Position as Officer; Termination of Employment.

         You and the Company hereby agree to the termination of your position as an officer of the Company effective July 11, 2003. Your status as an employee and all employee benefits will also be terminated effective July 11, 2003.

         2.       Transition Period.

         You will continue to perform in a professional manner your current duties and/or such other transition duties as may be assigned to you by the CEO until July 11, 2003. Your current base salary and benefits, subject to required deductions and employee contributions, will continue in effect until July 11, 2003 provided that you comply with the terms of this Agreement.

         3.       Severance Payment.

         If you sign this letter agreement and release (and do not timely revoke your agreement as set forth in Paragraph 16), then you will be paid a lump sum amount equal to fifteen months of your current base salary (less required withholdings and deductions for taxes).

         4.       Accrued Paid Vacation and Time Off.

         All accrued but unused vacation time earned through July 11, 2003 will be paid on that date.

         5.       Voicemail, Computer, and Return of Company Property.

         Use of voicemail and network access will be provided through July 11, 2003. All other property, equipment and materials of the Company will be returned by you to the Company promptly after July 11, 2003.

         6.       COBRA Group Insurance Coverage.

         As of July 11, 2003, you and your family members will be eligible to continue your group health insurance coverage in accordance with the federal COBRA law. Information about your rights under this law and forms for electing continuation coverage will be provided to you by a separate letter on or about July 11, 2003. If you or any of your family members elect to continue this coverage, you and the Company will continue to pay the same share of the monthly premium subject to carrier rate adjustments as if you were still employed through October 11, 2004.

         7.       Outplacement Assistance.

         To assist you in regard to outplacement, the Company will pay up to $25,000.00 for outplacement services which are provided to you by a Company-approved agency prior to the earlier of October 11, 2004 or the date you commence new employment or paid consulting activities. Appropriate invoices for outplacement services should be submitted promptly to the Company.

         8.       Confidential Information.

         You understand and agree that the Company's confidential information belongs exclusively to the Company, and that the confidential information of the Company's customers or of other organizations with which the Company does business remains their exclusive property. You agree that you will not use or disclose any such confidential information, whether for your benefit or for the benefit of another, and that you will hold and treat such information as confidential information, unless you have specific prior written authorization from the Company to disclose it. By your signature below and in consideration of the payments and benefits provided herein, you agree that the provisions contained in the Company's form of confidentiality and non-competition agreement attached hereto are incorporated herein and remain in effect in accordance with their terms.

         9.       Non-Disparagement.

         You agree that you will not make any disparaging statements about the Company or any of its subsidiaries, affiliates, officers, directors or employees, or its business or prospects.

         10.      Release and Waiver.

         This letter agreement and the agreement referenced in paragraph 8 contain the entire agreement between you and the Company (and supersede any prior communications, written or oral) with respect to your employment by the Company and the termination of such employment, and with respect to all matters pertaining thereto. This letter agreement shall be in complete and final settlement of any and all causes of action or claims that you have had, now have or may now have, in any way related to or arising out of or in connection with such employment and/or its termination or pursuant to any federal, state or local employment laws, regulations, executive orders or other requirements, including without limitation Massachusetts General Laws c. 151B ("Unlawful Discrimination"), Title VII of the Civil Rights Act of 1964, and the Age Discrimination in Employment Act of 1967. In consideration of the pay and benefits that you will receive under this letter agreement, you hereby release, waive and discharge any and all such causes of action or claims (including without limitation claims for attorney's fees and costs) against the Company, its parent, subsidiary and affiliated organizations, and their respective past, present and future directors, officers, agents, employees, successors and assigns, and you hereby agree that, to the extent permitted by law, neither you nor any of your heirs or personal representatives will ever assert in any forum any such cause of action or claim. THIS MEANS YOU MAY NOT SUE LIGHTBRIDGE FOR ANY CURRENT OR PRIOR CLAIMS ARISING OUT OF YOUR EMPLOYMENT WITH OR TERMINATION FROM LIGHTBRIDGE.

         You further agree that you will not bring any lawsuits, file any charges or complaints, or make any other demands against Lightbridge, or further pursue any lawsuits, cases or complaints already brought, based on your employment by Lightbridge. You further represent that you have no current or pending actions, charges, lawsuits, or complaints against Lightbridge. You acknowledge and understand that the consideration provided for in this letter agreement constitutes a full, fair and complete payment for the release and waiver of all of your possible claims. You acknowledge and understand that Lightbridge does not owe you anything for your employment in addition to the consideration set forth in this letter agreement.

         11.      Compliance.

         All payments to be made to you in accordance with the terms of this letter agreement, and the performance by the Company of its other obligations hereunder, shall be conditioned on your compliance with your obligations hereunder.

         12.      Governing Law.

         The parties intend this letter agreement to be governed by the substantive laws of The Commonwealth of Massachusetts.

         13.      Challenge to Validity of Letter Agreement.

         Lightbridge and you shall never bring a proceeding to challenge the validity of this letter agreement. If you do, you will first be required to pay back to Lightbridge any monies received from Lightbridge under paragraph 3 of this Agreement.

         14.      Enforcement.

         In the event that you violate any of the terms of paragraphs 8 or 9 of this letter agreement, then any remaining payments described in paragraph 7 shall cease. In the event that you violate paragraphs 8 or 9, in addition to any money damages that Lightbridge may be owed, Lightbridge shall also be entitled to seek and obtain an order enjoining any future violations.

         15.      Consideration Period.

         In signing this letter agreement, you acknowledge that you understand its provisions, that your agreement is knowing and voluntary, that you have been afforded a full and reasonable opportunity of at least 21 days to consider its terms and to consult with or seek advice from an attorney or any other person of your choosing, and that you have been advised by the Company to consult with an attorney prior to executing this letter agreement and the release and wavier of claims in paragraph 10.

         16.      Revocation Period.

         For a period of seven (7) days following your execution of this letter agreement and release, you may revoke your agreement, and this letter agreement and release shall not become effective or enforceable until this seven (7) day revocation period has expired. No payments provided for by this letter agreement will be made until after this seven-day period has expired without your revoking your agreement. You understand and acknowledge that the terms of your employment and the Company's usual severance policies or practices would have provided you less severance pay and benefits than those provided to you under this agreement.

         17.      Stock Options.

         You are currently the holder of options to purchase a total of 275,000 shares of the Company's common stock, $.01 par value per share. The Company agrees that, notwithstanding the terms of the option agreements and related plans, (i) commencing on the eighth day after execution of this letter agreement by you, such options shall be exercisable for the full number of shares issuable thereunder and (ii) such options shall remain exercisable until October 11, 2004. You understand that, as a result of the foregoing agreements, your options will no longer qualify for incentive stock option treatment under the Internal Revenue Code.

         If you agree to the foregoing, would you kindly sign and return the enclosed copy of this letter, whereupon this letter and such copy will constitute a binding agreement between you and the Company on the basis set forth above.

Very truly yours,

Pamela D.A. Reeve
CEO

 /s/ Pamela D.A. Reeve

--------------------------------               Date: July 8, 2003

AGREED:  /s/ Christine Cournoyer                     July 11, 2003
        ------------------------                     -------------
         Employee's Signature                        Date signed